Exhibit 10.2

September 18, 2008

John A. Kritzmacher

313 Whitenack Rd

Far Hills, NJ 07931

Dear John:

As approved by the Compensation Committee and the Board of Directors, it is my pleasure to formally extend to you the offer of employment with Global Crossing Telecommunications, Inc as its Executive VP & Chief Financial Officer. Your position will be based out of Florham Park, New Jersey, reporting to John Legere, Chief Executive Officer. Your remuneration for this position will be as follows:

•	Annual base salary of $495,000 (payable. $20,625.00 per semimonthly payroll period and subject to applicable tax and other withholdings.)

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Participation in the Annual Bonus program as established each year by the Compensation Committee and subject to their approval of the annual results and final payout (which may be in the form of company stock). The full-year payout level for your position at target performance is 65% of annual salary or $321,750. Your participation in our 2008 Annual Bonus program will not be prorated but rather will be targeted at the full $321,750 opportunity.

In addition, you will receive the following Long-Term Incentives as of your employment start date:

•	The grant of 20,000 time based Restricted Stock Units (RSU’s) (which shall vest in full on or about March 4, 2011 based on your continued employment through that date.

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The grant of 40,000 performance based RSUs which shall vest on December 31, 2010 based on continued employment through that date and the relative total shareholder return of GCL stock versus 2 Indices — Nasdaq Telecom Index and S&P Small Cap, weighted equally.

•	Special one-time grant of 8,000 time based RSUs which shall vest in full on the first anniversary of your employment start date based on continued employment through that date.

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You will be eligible to participate in the upcoming long-term incentive grant cycle beginning January, 2009 (As a point of reference, and relative to the CFO position, the 50th competitive percentile for LTI in 2007 was approximately $725K. The GLBC Compensation Committee philosophy is to pay at the 50th percentile, but has flexibity in this regard, to target a higher percentile.)

The above grants will not affect your eligibility to participate in the 2009 Long Term Incentive grant cycle. In addition, you should note that, based on an independent analysis and for your informational purposes only, we believe that the long-term incentive grants indicated above (excluding the one-time grant of 8,000 RSUs) fall between the median and 75 th percentile or competitive market practice for annual grants. The above grants are subject to the terms of the 2003 Global Crossing Limited Stock Incentive Plan and related award programs and grant agreements.

You will also be covered by the Key Management Protection Plan, which is a severance plan for senior executives under which you would be entitled to receive, among other benefits, a cash payment equal to 2 times your annual base salary and target bonus in the event of an involuntary termination without cause. Your coverage under this plan will continue through December 31, 2009, which is the date on which the plan is currently scheduled to expire as applied to other senior executives at your level. Any further extension of the plan is in the discretion of the Compensation Committee and the Board of Directors.

John Kritzmacher	Page 2

This offer is not an express or implied contract, promise or guarantee of employment or compensation, of any particular position, or of any particular term or condition of employment. Your employment by the company will be at will and subject to the conditions set forth in the Employee Agreement (attached), as well as Company policies and applicable Federal, State and local laws.

This offer confirms your satisfactory completion on 09/12/08 of the following pre-employment background Checks: Criminal, Education, & Credit. As discussed, you will be completing the Drug Screening by mid-week.

Upon acceptance of this offer, Federal law requires that you provide documentation confirming your eligibility to work in the United States. Enclosed is a list of documents that you may use to establish your identity and employment eligibility. Please bring the appropriate documents with you when you report to work on your first day.

The Employee Agreement, Harassment Free Workplace Policy, the Corporate Ethics Policy and Anti-Corruption Policy are enclosed in your new hire packet and require your signature. The Network Acceptable Use Policy (AUP) is also enclosed for your review. Please read these documents and return the Agreement, Harassment Free Workplace Policy and Ethics Certification Form with the rest of your new hire paperwork per the packet mailing instructions. Your signature on this letter, Ethics Certification Form, Employee Agreement, and Harassment Free Workplace Policy acknowledges that you understand and accept the terms of said documents along with understanding the Network Acceptable Use Policy. This offer is contingent upon Global Crossing’s receipt of these signed agreements and policies.

By executing this offer of employment you are representing to us that you are currently not under any restrictive covenants (e.g. non-compete, non-solicitation, etc.), which would prohibit you from working for Global Crossing or restrict your ability to work in the telecommunications marketplace.

It is the position of Global Crossing, as contained in our Code of Ethics and Business Conduct, that no one joining Global Crossing may bring proprietary information or trade secrets belonging to someone else. The completed Ethics Certification form, referenced above, will serve as your acknowledgement of and commitment to this position.

Unless otherwise agreed by us in writing, your start date will be October 1st, 2008. This offer is valid until September 19, 2008. To acknowledge your acceptance of this offer, please call me at 973-937-0314 and complete the documentation referenced above. To avoid delays in processing your benefits enrollment and payroll, please follow the new hire welcome instructions by faxing the outlined documents immediately and then return all required signed forms in the self-addressed envelope as soon as possible. Please be advised that your benefits will begin on the first day of the month following or coinciding with 30 days of regular full-time or part-time employment.

On behalf of Global Crossing, I am confident that Global Crossing will offer you challenges and opportunities for recognition commensurate with your potential. We look forward to your joining our Senior Leadership Team.

Please do not hesitate to call me with any questions.

Sincerely,

/s/ Neil Barua
Neil Barua Chief Administrative Officer

By signing below, I signify that I accept the terms and conditions of this offer.

/s/ John A Kritzmacher	9/19/08
Signature (Please Include Middle Initial)	Date